Exhibit 5.1

Our ref TZC/278609/151758454v3

Your ref

Spreadtrum Communications, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 December, 2008

Dear Sir

Re: Spreadtrum Communications, Inc. (the “Company”)

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to the Company in connection with the registration pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 5,076,580 of the Company’s authorised but unissued Ordinary Shares, par value US$0.0001 per share (the “Shares”), to be issued pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), which provides that an additional number of shares automatically will be added annually to the shares authorized for issuance under the 2007 Plan on the first day of the Company’s fiscal year, beginning with the Company’s 2008 fiscal year, approved by resolutions of the Board of Directors of the Company on 15 December 2006 and 16 December 2008 and by resolutions of the shareholders of the Company on 15 June 2007.

We have reviewed the Company’s Memorandum and Articles of Association (as amended). We have relied in giving this opinion on certifications from the Company’s Officers.

We assume that all subscription monies due in respect of the Shares issued by the Company under the 2007 Plan have been or will be duly received by the Company. We further assume that there are no intervening changes in the 2007 Plan, the Company’s Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing, we would advise as follows:-

1.	The Company’s authorised capital includes 550,000,000 Ordinary Shares of US$0.0001 each and 15,000,000 Preference Shares of US$0.0001 each.

2.	The Company has sufficient authorised share capital to issue the Shares and the issue thereof is within the power of the Company’s Board of Directors. The Shares to be issued in accordance with the 2007 Plan have been duly authorised and when issued and registered in the Company’s Share Register in accordance with the provisions of the 2007 Plan will be legally and validly issued.

3.	On the basis that the contractual subscription price (being not less than the par value) of the Shares is fully paid in cash or other consideration approved by the Board of Directors or a duly established Committee thereof, such Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

4.	Fully paid shares are not subject to further calls or assessments by the Company.

5.	The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and the liability of its shareholders is limited to the amount, if any, unpaid on their shares (see Clause 4 of the Memorandum of Association). On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, merely by reason of such shareholding.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise.

This opinion is addressed solely to you. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document without our express consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Maples and Calder

Maples and Calder

Spreadtrum Communications, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 December, 2008

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Spreadtrum Communications, Inc. (the “Company”)

In connection with certain opinions you have been requested to render in respect of the Company, I hereby certify the following:

1.	The Company’s Memorandum and Articles of Association as conditionally adopted by Special resolution of the Company dated 15 June 2007 are now and remain in full force and effect and are unamended.

2.	No resolutions of the shareholders of the Company have been passed to restrict the authority of the Directors as set forth in the Memorandum and Articles of Association of the Company.

3.	No petition has been filed in the Cayman Islands or any jurisdiction for the winding up of the Company and no resolution has been passed by the shareholders of the Company to wind it up.

4.	The resolutions of the Board of Directors of the Company passed on 15 December 2006 and 16 December 2008 and the resolutions of the shareholders of the Company passed on 15 June 2007, certified copies of which have been furnished to you, remain in full force and effect.

5.	The Company’s authorised share capital is US$56,500 divided into 550,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and 15,000,000 Preference Shares of a nominal or par value of US$0.0001 each.

6.	The number of Ordinary Shares in issue and outstanding as of 30 December, 2008 is 5,577,597. The number of Preference Shares in issue and outstanding as of 30 December, 2008 is 0.

Signature:	/s/ Ping Wu
Name:	Ping Wu
Director of Spreadtrum Communications, Inc.